Exhibit 7

FIRST AMENDMENT TO
LOAN AGREEMENT

THIS FIRST AMENDMENT to Loan Agreement (this “Amendment”) is entered into this 1st day of December, 2009, by and between SILICON VALLEY BANK (“Bank”) and JH PARTNERS EVERGREEN FUND, L.P., a Delaware limited partnership (“Borrower”) whose address is 451 Jackson Street, Third Floor, San Francisco, California 94111.

RECITALS

A.                                    Bank and Borrower have entered into that certain Loan Agreement dated as of December 24, 2008 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.                                    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.                                    Borrower has requested that Bank amend the Loan Agreement to (i) extend the Maturity Date; (ii) increase the Committed Line; and (iii) make certain revisions to the Loan Agreement as more fully set forth herein.

D.                                    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.                                      Amendments to Loan Agreement.

2.1                               Section 5.2 (Financial Statements, Reports, Certificates). Section 5.2 of the Loan Agreement is amended and restated in its entirety to read as follows:

Borrower will deliver to Bank: (i) as soon as available, but no later than 45 days after the last day of each quarter, (except the 4th quarter), a company prepared balance sheet and income statement covering Borrower’s operations during the period and in a form acceptable to Bank; (ii) as soon as available, but no later than 180 days after the last day of Borrower’s fiscal year, audited financial statements prepared under GAAP, consistently applied, prepared by an independent certified public accounting firm reasonably acceptable to Bank, together with an unqualified opinion thereon, along with a Compliance Certificate in the form of Exhibit B attached hereto signed by a Responsible Officer; (iii) a prompt report of any legal actions pending or threatened against Borrower that could result in damages or costs to Borrower of $100,000 or more; (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (v) within 45 days after the last day of each quarter, a Compliance Certificate in the form of Exhibit B attached hereto signed by a Responsible Officer.

2.2                               Section 12 (Definitions). The following terms and their respective definitions set forth in Section 12.1 are amended in their entirety to read as follows:

“Committed Line” means $20,000,000.

“Maturity Date” is December 22, 2010.

2.3                               Exhibit B (Compliance Certificate) attached to the Loan Agreement is replaced with Exhibit B attached hereto.

3.                                      Limitation of Amendments.

3.1                               The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2                               This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.                                      Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1                               Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2                               Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3                               The organizational documents of Borrower delivered to Bank on or before the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7                               This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.                                      Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6.                                      Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.                                      Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of a renewal fee in the amount of $52,000.00, and an amount equal to all Bank Expenses incurred through the date of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		JH PARTNERS EVERGREEN FUND, L.P.
By: JR EVERGREEN MANAGEMENT, LLC,
its General Partner

By:	/s/ Mark Lau	By:	/s/ John Hansen
Name:	Mark Lau	Name:	John Hansen
Title:	Managing Director	Title:	Managing Member

EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	Silicon Valley Bank
FROM:	JH PARTNERS EVERGREEN FUND, L.P.

The undersigned authorized officer (the “Officer”) JH PARTNERS EVERGREEN FUND, L.P. (“Borrower) certifies that under the terms and conditions of the Loan Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the Officer certifies that Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.

Please Indicate compliance status by circling Yes or No under the “Compiles” column.

REPORTING COVENANT	REQUIRED	COMPLIES

Compliance Certificate	Quarterly within 45 days	Yes	No
Quarterly Financial Statements	Quarterly within 45 days	Yes	No
Annual Financial Statements (Audited) with Compliance Certificate	FYE within 180 days	Yes	No
Partnership interest transfer	Within 30 days of transfer	Yes	No
List of Capital Contributions delinquent for more than 30 days	Immediately	Yes	No

Please fill out the section below.

As of the date of this Compliance Certificate:

Amount of capital called is: $                    .

Remaining callable capital is: $                 .

Last capital call date was:                          .

Last capital call amount was: $                           .

Limited partner defaults? Yes/ No

If Yes, which Limited Partner(s):                                                 . Status                   .

Delinquent contributions from last capital call date? Yes/No

If Yes, which Limited Partner and amount delinquent:                                   .

Transfers of Limited Partners commitments and date of transfer? Yes/No

If Yes, which Limited Partner, Amount of Commitment, Name of New Limited Partner:

Due Date of Last Capital Call:

Outstanding LP commitments from Previous Capital Calls:

Remaining Callable Capital:

Use of Proceeds:

Sincerely,

JH PARTNERS EVERGREEN FUND, L. P.

By: JH EVERGREEN MANAGEMENT, LLC

Its General Partner

By:
Name: